Exhibit 3.20

LIMITED LIABILITY COMPANY AGREEMENT

OF

WALTER NATURAL GAS, LLC

This Limited Liability Company Agreement (this “Agreement”) of Walter Natural Gas, LLC, a Delaware limited liability company (the “Company”), dated as of April 26, 2010, is duly executed by Walter Energy, Inc., a Delaware corporation, in its capacity as the sole member of the Company (the “Member”).

Article I

Formation of Company

1.1.                            Formation.  Subject to the provisions of this Agreement, the Member does hereby form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (such provisions, as amended from time to time, or any successor statute or statutes thereto, being called the “Act”). Except as expressly provided herein to the contrary, the rights and obligations of the Member and the administration, dissolution and termination of the Company shall be governed by the Act.

1.2.                            Name.  The name of the Company is Walter Natural Gas, LLC. All Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

1.3.                            Purpose.  The purpose for which the Company is organized is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

1.4.                            Offices.  The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate of Formation (the “Certificate”) or as designated by the Member in the manner provided by applicable law. The offices of the Company shall be at such places as the Member may designate, which need not be in the State of Delaware.

1.5.                            Term.  The Company commenced on the date of the filing of the Certificate with the Secretary of State of Delaware and shall continue in existence until terminated as specified in the Certificate or in accordance with the provisions of this Agreement.

Article II

Capital Contributions

The Member may, from time to time, make such contribution of cash or other property to the Company as the Member may determine in its sole discretion; provided that the Member is under no obligation whatsoever, either express or implied, to make any such contribution to the Company.

Article III

Allocations and Distributions

3.1.                            Allocations of Profits and Losses.  The Company’s profits and losses and all related items of income, gain, loss, deduction and credit shall be allocated 100% to the Member.

3.2.                            Distributions.  All distributions from the Company shall be made 100% to the Member at such times and in such amounts as determined by the Member in its sole discretion.

Article IV

Management

The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. The Member may also designate any person to serve as an officer of the Company.

Article V

Liability of Member

The Member shall not be liable for the debts, liabilities, contracts or other obligations of the Company.

Article VI

Tax Related Matters

The Member of the Company hereby recognizes that the Company shall be disregarded as an entity separate from the Member for U.S. federal income tax purposes In the event that additional persons are admitted to the Company as Members, the Company shall thereupon be treated as a partnership for U.S. federal tax purposes. Neither the Company nor the Member shall file an election to classify the Company as an association taxable as a corporation for U.S. federal income tax purposes

Article VII

Dissolution, Liquidation and Termination

The Company shall be dissolved, and its affairs shall thereafter be wound up and liquidated, upon the election of the Member. Upon completion of winding up and liquidation, the Member shall cause the Company to terminate its existence in accordance with the Act.

Article VIII

General Provisions

8.1.                            Amendment or Modification.  This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

8.2.                            Applicable Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

8.3.                            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Member and its respective legal representatives, successors and assigns.

8.4.                            Company Property.  All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and the Member shall not have any ownership of such property. The Company shall hold all of its property in its own name.

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IN WITNESS WHEREOF, the undersigned sole Member of the Company has executed this Agreement as of the date first set forth above.

MEMBER:

WALTER ENERGY, INC.

By:	/s/ Miles C. Dearden, III
Name:	Miles C. Dearden, III
Title:	Senior Vice President

Signature Page —

Limited Liability Company Agreement of Walter Natural Gas, LLC